Exhibit (99)(c)

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions, except per share data)	June 30, 2007	December 31, 2006
ASSETS
Cash and due from banks	$12,065	15,826
Interest-bearing bank balances	3,585	2,167
Federal funds sold and securities purchased under resale agreements	11,511	16,923

Total cash and cash equivalents	27,161	34,916

Trading account assets	53,604	45,529
Securities	106,184	108,619
Loans, net of unearned income	429,120	420,158
Allowance for loan losses	(3,390)	(3,360)

Loans, net	425,730	416,798

Loans held for sale	17,733	12,568
Premises and equipment	6,080	6,141
Due from customers on acceptances	831	855
Goodwill	38,766	38,379
Other intangible assets	1,468	1,635
Other assets	42,365	41,681

Total assets	$719,922	707,121

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	62,112	66,572
Interest-bearing deposits	351,553	340,886

Total deposits	413,665	407,458
Short-term borrowings	52,715	49,157
Bank acceptances outstanding	840	863
Trading account liabilities	20,179	18,228
Other liabilities	18,079	20,004
Long-term debt	142,047	138,594

Total liabilities	647,525	634,304

Minority interest in net assets of consolidated subsidiaries	3,131	3,101

STOCKHOLDERS’ EQUITY
Dividend Equalization Preferred shares, no par value, 97 million shares issued and outstanding at June 30, 2007	—	—
Common stock, $3.33-1/3 par value; authorized 3 billion shares, outstanding 1.903 billion shares at June 30, 2007	6,343	6,347
Paid-in capital	51,851	51,746
Retained earnings	14,335	13,723
Accumulated other comprehensive income, net	(3,263)	(2,100)

Total stockholders’ equity	69,266	69,716

Total liabilities and stockholders’ equity	$719,922	707,121

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share data)	2007	2006	2007	2006
INTEREST INCOME
Interest and fees on loans	$7,723	4,823	15,341	9,144
Interest and dividends on securities	1,474	1,685	2,952	3,250
Trading account interest	506	387	939	712
Other interest income	658	509	1,277	1,005

Total interest income	10,361	7,404	20,509	14,111

INTEREST EXPENSE
Interest on deposits	3,220	2,035	6,281	3,814
Interest on short-term borrowings	705	755	1,375	1,473
Interest on long-term debt	2,015	973	3,972	1,693

Total interest expense	5,940	3,763	11,628	6,980

Net interest income	4,421	3,641	8,881	7,131
Provision for credit losses	179	59	356	120

Net interest income after provision for credit losses	4,242	3,582	8,525	7,011

FEE AND OTHER INCOME
Service charges	667	622	1,281	1,196
Other banking fees	504	449	920	877
Commissions	649	588	1,308	1,211
Fiduciary and asset management fees	981	808	1,901	1,569
Advisory, underwriting and other investment banking fees	454	318	861	620
Trading account profits	223	164	391	383
Principal investing	298	189	346	292
Securities gains (losses)	23	25	76	(23)
Other income	435	420	891	975

Total fee and other income	4,234	3,583	7,975	7,100

NONINTEREST EXPENSE
Salaries and employee benefits	3,122	2,652	6,094	5,349
Occupancy	331	291	643	566
Equipment	309	299	616	579
Advertising	70	56	131	103
Communications and supplies	180	162	353	329
Professional and consulting fees	209	184	386	351
Other intangible amortization	103	98	221	190
Merger-related and restructuring expenses	32	24	42	92
Sundry expense	500	495	958	941

Total noninterest expense	4,856	4,261	9,444	8,500

Minority interest in income of consolidated subsidiaries	139	90	275	185

Income before income taxes	3,481	2,814	6,781	5,426
Income taxes	1,140	929	2,138	1,813

Net income	$2,341	1,885	4,643	3,613

PER COMMON SHARE DATA
Basic earnings	$1.24	1.19	2.45	2.30
Diluted earnings	1.22	1.17	2.42	2.26
Cash dividends	$0.56	0.51	1.12	1.02
AVERAGE COMMON SHARES
Basic	1,891	1,585	1,892	1,570
Diluted	1,919	1,613	1,922	1,599